Exhibit 5.1

Jerusalem, September 23, 2014

Top Image Systems Ltd.
B.S.R Tower #1
2 Ben Gurion St.
Ramat Gan 52573
ISRAEL

Ladies and Gentlemen:

We have acted as Israeli counsel to Top Image Systems Ltd., a company organized under the laws of the State of Israel (the "Company"),  in connection with Amendment No. 1 (the "Amendment") to the Registration Statement on Form F-3 (the "Registration Statement").  The Amendment is to be filed by the Company on or about the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act").

We hereby consent to the use of our opinion dated August 14, 2014, given with regard to the Registration Statement,  with regard to the Amendment, subject to all the conditions and qualifications of that opinion.

We hereby consent to the filing of this consent with the United States Securities and Exchange Commission as an exhibit to the Amendment and the reference to our firm in the section of the Amendment entitled "Legal Matters". By giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Yours sincerely, CBLS Law Offices